UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2026

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377
Vero Beach, Florida 32963

(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of a new Director

On March 9, 2026, the Board of Directors appointed Mr. Brian Valania to the Board of Directors and to the positions of CEO and CFO. For the last 20 months he has served as General Manager for the Company’s Centcore, LLC subsidiary.

Brian Valania is a technology and business development executive focused on enterprise software, cloud infrastructure, and data-driven digital transformation initiatives. He currently serves as Chief Executive Officer and Chief Financial Officer of Mitesco, Inc., and previously served as General Manager of Centcore USA, a division of Mitesco, Inc., from July 2024 to March 2026. In that role he led the company’s cloud-first data center strategy, including infrastructure planning, partner and channel development, and the integration of emerging technologies across enterprise and government markets.

From September 2020 through May 2024, Valania operated as an independent Strategic Technology and Cloud Consultant based in Wilmington, Delaware, advising enterprise clients on SAP-driven business transformation, cloud infrastructure strategy, and large-scale digital modernization initiatives. His consulting work included SAP S/4HANA migration planning, hybrid cloud deployment strategies, enterprise data integration, and the application of AI-driven analytics to improve operational performance.

Prior to his consulting work, Valania served as a Sales Executive at SNP Schneider-Neureither & Partner SE from May 2018 through September 2020, where he worked with large enterprise customers on ERP transformation and data migration initiatives. From August 2016 through April 2018, he served as a Sales Executive in Experian’s Credit Services and Decision Analytics division, advising strategic clients on data-driven decision platforms and analytics solutions. Earlier in his career, Valania served as a Sales Executive at Dun & Bradstreet from May 2008 through January 2015, managing global enterprise accounts and delivering data and analytics solutions focused on risk management, supply chain intelligence, and market analytics.

Valania holds a Bachelor of Business Administration in Marketing from West Chester University of Pennsylvania, graduating in 1995.

Code of Ethics

All officers and Directors of the Company are subject to the terms of the Company Code of Ethics. Failure to comply with any of the provisions may result in removal, or dismissal of any individual found to be in non-compliance. Remedies under Nevada General Corporate Law (NGCL), or other state or federal law, may include cancellation of compensation, or even repayment of previously granted compensation, and liabilities for the cost of the Company in enforcement of the agreement.

Director and Management Compensation

The Company has not yet established a director compensation plan for FY2026, consequently, no compensation has been awarded to Mr. Valania, or any other directors at this time. During FY2025 Mr. Valania was compensated under a consulting agreement which called for $120,000 per year of compensation. He was paid $60,000 in cash during FY2025 and has an obligation to be paid the remaining $60,000 when the Board of Directors determines it has sufficient resources. When the compensation for the Board of Directors, and Mr. Valania, is determined the Company will filed a Form 8k detailing those amounts.

Resignation of a Director

On January 11, 2026 the Company was advised that Jim Clifton would resign from the Board when a qualified replacement was appointed, due to a lack of available time for Mr. Clifton to accomplish his responsibilities as a Director. There were no disagreements with Mr. Clifton and he remains both a shareholder, and to assist the Company as available. A copy of his resignation letter is attached as Exhibit 10.1.

Item 8.01 Other Events.

The Company issued a press release on March 10, 2025 which discussed changes to the management team and Board of Directors, and with a prospective view of its business activities. A copy of the press release is included as Exhibit 99.1 to this filing.

Item 9.01 Financial Statements and Exhibits.

Exhibits	Description
10.1	Resignation from Jim Clifton
99.1	Press release dated March 10, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2025	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO

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